Exhibit 99.2

[The Finish Line, Inc. Letterhead]

September 24, 2007

Genesco Inc.

c/o Hal N. Pennington

Genesco Park

1415 Murfreesboro Road

Nashville, Tennessee 37217-2895

Re:	Agreement and Plan of Merger dated as of June 17, 2007 (the “Agreement”) by and among The Finish Line, Inc., Headwind, Inc., and Genesco, Inc.

Dear Mr. Pennington:

This letter serves as notice, pursuant to Section 6.10 of the Agreement, of Genesco, Inc.’s material breach of its obligations pursuant to Sections 6.3 and 6.8(b) of the Agreement.

On September 17, 2007 The Finish Line, Inc. (the “TFL”) requested that Genesco provide to TFL certain financial and other information, as well as permit TFL’s lender’s independent expert to confer with Genesco’s Chief Financial Officer. On September 18, 2007, TFL’s legal counsel emailed to Genesco’s counsel a specific list of requested information. Notwithstanding multiple attempts by TFL to communicate with Genesco and its legal counsel regarding a response to these requests, including communications from our legal counsel and Alan Cohen’s September 21, 2007 letter to you, we have received no substantive response to these requests. Accordingly, we must assume, based upon your letter of September 19th as well as Genesco’s recent actions (including the institution of legal proceedings after TFL’s September 17 request), that Genesco does not intend to comply with TFL’s request for information and access to Genesco’s CFO.

Pursuant to Section 6.3 of the Agreement, Genesco agreed, among other things, that it:

“shall, and shall cause the Company Subsidiaries to, afford to Parent, Merger Sub and their directors, employees, representatives, financial advisors, consultants, lenders, legal counsel, accountants and other advisors and representatives, to have such access to the books and records, financial, operating and other data, assets, properties, facilities, plants, offices, auditors, authorized representatives, business and operations of the Company and the Company Subsidiaries as is reasonably necessary or appropriate in connection with Parent’s investigation of the Company and the Company Subsidiaries with respect to the transactions contemplated hereby.”

In addition, pursuant to Section 6.8(b) of the Agreement, Genesco agreed, among other things, “to provide all reasonable cooperation in connection with the arrangement of the Financing as is customary and may reasonably be requested by Parent . . . .”

Genesco’s refusal to comply with TFL’s request to provide information and for access to its CFO constitutes a material breach of both of these provisions. Pursuant to Section 7.2(a) of the Agreement, it is a condition precedent to TFL’s and Headwind’s obligations to close the Merger (as defined in the Agreement) that Genesco “shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.” Genesco’s breach of its obligations under the Agreement, unless cured in accordance with the terms of the Agreement, will cause that condition precedent to TFL’s obligation to close the Merger to fail.

Sincerely,

The Finish Line, Inc.

/s/ GARY D. COHEN
Gary D. Cohen
Executive Vice President, General Counsel & Secretary

cc:	James H. Cheek, III, Esq.

Jonathan K. Layne, Esq.